Exhibit 99.2

TRADITION BANCSHARES, INC.

This Proxy is Solicited on Behalf of the Board of Directors for use

at the Special Meeting of Shareholders on [●], 2015

The undersigned shareholder of Tradition Bancshares, Inc. (“Tradition”) hereby constitutes and appoints [●] and [●] and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $1.00 per share, of Tradition (the “Common Stock”) which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of Tradition to be held at [●] [●].m., local time, at Tradition’s offices located at 5501 Bissonnet, Houston, Texas 77081, on [●], 2015, and any adjournment thereof (the “Special Meeting”), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated [●], 2015, timely receipt of which are hereby acknowledged.

This Proxy may be revoked at any time before it is exercised at the Special Meeting.

1.	Proposal to adopt and approve the Agreement and Plan of Reorganization (the “Agreement”), dated as of August 5, 2015, by and between Prosperity Bancshares, Inc. (“Prosperity”) and Tradition (as it may be amended from time to time) pursuant to which Tradition will merge with and into Prosperity (the “Merger”), all on and subject to the terms and conditions contained therein. Adoption of the Agreement will also constitute approval of the Merger and the other transactions contemplated by the Agreement.

☐ For                                         ☐ Against                                         ☐ Abstain

2.	Proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of such adjournment to adopt and approve the Agreement and the transactions contemplated thereby.

☐ For                                         ☐ Against                                         ☐ Abstain

3.	In their discretion, upon any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof.

☐ For                                         ☐ Against                                         ☐ Abstain

Shares of Common Stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted FOR the proposal listed above. If any other proposal is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The Board of Directors of Tradition unanimously recommends a vote “FOR” the proposals listed above. Such votes are hereby solicited on behalf of the Board of Directors.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

Please sign, date and return this Proxy promptly using the enclosed envelope.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of Common Stock of Tradition. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

Dated                     , 2015

(Signature of Shareholder)

(Print Name of Shareholder)

(Signature of Shareholder)

(Print Name of Shareholder)